UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)

                              Dave & Buster's, Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                         (Title of Class of Securities)

                                    23833N104
                                 (CUSIP Number)

                              Simon M. Lorne, Esq.
                            Millennium Partners, L.P.
                           666 Fifth Avenue, 8th Floor
                            New York, New York 10103
                                 (212) 841-4100
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                February 9, 2005
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box .


                               Page 1 of 44 Pages

                                  SCHEDULE 13D

CUSIP No. 23833N104

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Millenco, L.P.
      13-3532932
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |X|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER

                            806,700
  NUMBER OF           ----------------------------------------------------------
    SHARES            8     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                 -0-
     EACH             ----------------------------------------------------------
  REPORTING           9     SOLE DISPOSITIVE POWER
    PERSON
     WITH                   806,700
                      ----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      806,700
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.6% (which percentage was calculated based on an aggregate number of 14,313,500 outstanding shares of Common Stock, as reported by the Issuer in its proxy statement on Schedule 14A, filed as of January 25, 2006).
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN, BD
--------------------------------------------------------------------------------


                               Page 2 of 44 Pages

                                  SCHEDULE 13D

CUSIP No. 23833N104

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Millennium Management, L.L.C.
      13-3804139
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |X|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER

                            806,700
  NUMBER OF           ----------------------------------------------------------
    SHARES            8     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                 -0-
     EACH             ----------------------------------------------------------
  REPORTING           9     SOLE DISPOSITIVE POWER
    PERSON
     WITH                   806,700
                      ----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      806,700
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.6% (which percentage was calculated based on an aggregate number of 14,313,500 outstanding shares of Common Stock, as reported by the Issuer in its proxy statement on Schedule 14A, filed as of January 25, 2006).
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------


                               Page 3 of 44 Pages

                                  SCHEDULE 13D

CUSIP No. 23833N104

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Israel A. Englander
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |X|


--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER

                            806,700
  NUMBER OF           ----------------------------------------------------------
    SHARES            8     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                 -0-
     EACH             ----------------------------------------------------------
  REPORTING           9     SOLE DISPOSITIVE POWER
    PERSON
     WITH                   806,700
                      ----------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      806,700
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      5.6% (which percentage was calculated based on an aggregate number of 14,313,500 outstanding shares of Common Stock, as reported by the Issuer in its proxy statement on Schedule 14A, filed as of January 25, 2006).
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------


                               Page 4 of 44 Pages

                                Explanatory Note

      The class of equity securities to which the Schedule 13D relates is the shares of common stock, $0.01 par value per share, of Dave & Buster's, Inc., a Missouri corporation (the "Issuer").

Item 1. Security and Issuer.

      Securities acquired: Shares of common stock, $0.01 par value per share (the "Common Stock")

            Issuer:  Dave & Buster's, Inc.
                     2481 Manana Drive
                     Dallas, Texas 75220

Item 2. Identity and Background.

      (a)-(c), (f). This statement is being filed by Millenco, L.P. a Delaware limited partnership ("Millenco"). Millenco is a broker-dealer and a member of the American Stock Exchange. Millennium Management, L.L.C., a Delaware limited liability company ("Millennium Management"), is the general partner of Millenco, and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco. Israel A. Englander ("Mr. Englander") is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millenco.

      The business address for Millenco, Millennium Management, L.L.C. and Mr. Englander is 666 Fifth Avenue, New York, New York 10103. Mr. Englander is a United States citizen.

      Note: Millennium Partners, L.P., a Cayman Islands limited partnership ("Millennium Partners"), is a limited partner of Millenco. As a limited partner, Millennium Partners has no investment or voting control over Millenco or its securities positions.

      (d). During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

      (e). On December 1, 2005, Millennium Management and Mr. Englander, together with Millennium Partners, L.P. and certain related persons and entities, entered into settlements with the Securities and Exchange Commission ("SEC") and the Attorney General of the State of New York (the "NYAG") relating to allegations that Millennium Partners, L.P. had engaged in a pattern of deceptive "market timing" of mutual fund shares in years prior to 2004 and, in the case of the settlement with the NYAG only, had failed to take adequate steps to prevent a trader from engaging in mutual fund "late trading" in violation of firm policy. The parties neither admitted nor denied the allegations or findings (except as to jurisdiction) but consented to the entry of findings. The SEC proceedings are In the Matter of Millennium Partners, L.P., et al. Securities Act Release No. 8639 (December 1, 2005), available at www.sec.gov. Contemporaneously, the NYAG issued an Assurance of Discontinuance relating to the claims and findings of that office.


                               Page 5 of 44 Pages

      Neither the Reporting Persons nor any other party admitted or denied any of the allegations or findings in these matters. The remedies included disgorgement by the entities of approximately $148 million of mutual fund trading profits, civil penalties aggregating approximately $32.15 million (with $30 million being paid by Mr. Englander), an administrative order to cease and desist from violations of the antifraud provisions of the Securities Act and the Securities Exchange Act, and prophylactic relief.

Item 3. Source and Amount of Funds or Other Consideration.

      The amount of funds used to purchase the beneficially owned shares in the transactions giving rise to this amendment was 14,376,071.39 (excluding brokerage commissions). All of such funds were from the investment capital of Millenco.

Item 4. Purpose of Transaction.

      The shares of Common Stock currently held by Millenco were purchased based on a belief that such securities, at their respective times of purchase, were undervalued and represented an attractive investment opportunity. (Note that Millenco's holdings exceeded 5.0% of the outstanding Common Stock as of February 9, 2006.)

      The Reporting Persons do not believe the current offer by Wellspring Capital Management, LLC ("Wellspring") to acquire all shares of the outstanding Common Stock for $18.05 per share, pursuant to an Agreement and Plan of Merger, dated as of December 8, 2005, reflects the fair underlying value of the Issuer.

      Among other things, the reporting persons are concerned the Company, by its own admission in the proxy materials, did not conduct a "market check" prior to the execution of a definitive merger agreement with Wellspring or give due consideration to a pursuit of strategic alternatives in conjunction with announcing their good faith estimates for operating results for the coming year. The Reporting Persons believe that the current offer by Wellspring may not represent the best offer available to the Issuer and represents less than the consideration paid in comparable transactions.

      Specifically, using management's own estimates for 2006, as disclosed in the definitive proxy material, for EBITDA and revenues of $74mm and $516mm, respectively, and several comparable recent transactions in the restaurant space, the Reporting Persons believe that the Issuer is worth substantially more than the price that was negotiated. The reporting persons are also concerned about the limited disclosure in the proxy materials of the significantly skewed trailing twelve month transaction multiples due to the recently accelerated levels of non-recurring capital expenditures resulting from the purchase of Jillian's and turnaround and re-branding costs associated with that acquisition.

      Additionally, the Reporting Persons are particularly concerned that, soon after the deal was announced, HBK Investments, L.P., the Issuer's largest shareholder, filed a Schedule 13D disclosing a greater than 9% stake in the company and expressing a similar


                               Page 6 of 44 Pages
concern that the consideration might be inadequate, but, two months later and immediately after the record date had been set, signed a voting agreement and received the option to invest $20mm in the private entity after the close of the transaction, with no further mention or review of the adequacy of the consideration. There is no mention of the negotiation of this transaction in either the preliminary or definitive proxy statement.

      Accordingly, the Reporting Persons have not determined whether to support the proposed merger on its current terms and reserve the right to take any and all actions the Reporting Persons deem appropriate in their capacity as stockholders relating to the merger, including exercising dissenters' rights pursuant to Section 351.455 of the Missouri General and Business Corporation Law. As of the record date for the special meeting of stockholders of the Issuer to vote on the merger, the Reporting Persons owned approximately 385,000 shares (or approximately 2.7% of the outstanding Common Stock).

      In addition, while the Reporting Persons have no present intent to take any additional actions or to put forth any specific plans or proposals, they reserve the right to take any and all actions as they deem appropriate with respect to their investment, including, without limitation, making proposals to the Issuer and its shareholders concerning the capitalization and operations of the Issuer, communicating with other stockholders, conducting solicitations or withhold campaigns under the proxy rules, purchasing additional Common Stock in the open market, in private transactions or through proposals to the Issuer and its stockholders, selling some or all of their Common Stock, engaging in short selling of or any hedging or similar transaction with respect to the Common Stock or changing their intention with respect to any and all matters referred to in Item 4. The Reporting Persons may in the future submit to the Issuer nominations of directors for election to the Board of Directors or stockholder proposals as and to the extent permitted by, and subject to the limitations contained in, the Issuer's certificate of incorporation and bylaws.

Item 5. Interest in Securities of the Issuer.

      (a) As of the date hereof, Millenco holds 806,700 shares of Common Stock. Such shares represent in the aggregate approximately 5.6% of the outstanding shares of Common Stock. The calculation of the foregoing percentage is on the basis of an aggregate number of 14,313,500 outstanding shares of Common Stock, as reported by the Issuer in its proxy statement on Schedule 14A, filed as of January 25, 2006.

      Millennium Management, as the general partner of Millenco, may also be deemed to beneficially own the 806,700 shares of Common Stock beneficially owned by Millenco.

      Mr. Englander, as the managing member of Millennium Management, may also be deemed to beneficially own the 806,700 shares of Common Stock beneficially owned by Millenco.

The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millenco.


                               Page 7 of 44 Pages

      (b) Mr. Englander may be deemed to hold the sole power to vote and to dispose of the 806,700 shares of Common Stock described in (a) above. The foregoing should not be construed in and of itself as an admission by Mr. Englander as to beneficial ownership of the shares.

      (c) Transactions in Company Common Stock during the past 60 days: Schedule A annexed hereto lists all transactions in the Common Stock during the past 60 days by the Reporting Persons. Such transactions in the Common Stock were effected in the open market.

      (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of, dividends from, or proceeds from the sale of, the shares of Common Stock reported in this Statement.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      Millenco maintains an open short position of 1,813 shares of Common Stock, which position is not netted against the data provided herein as to the number of shares beneficially owned by the Reporting Persons. Other than as described herein, there are no other contracts, arrangements, understandings or relationships among the Reporting Persons, or between the Reporting Persons and any other person, with respect to the securities of the Issuer.

Item 7. Material to Be Filed as Exhibits.

Exhibit I: Joint Filing Agreement, dated as of February 13, 2005, by and among Millenco, L.P., Millennium Management, L.L.C. and Israel A. Englander.


                               Page 8 of 44 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2005

                                        MILLENCO, L.P.


                                        By: Millennium Management, L.L.C.
                                            its general partner

                                        By: /s/ Terry Feeney
                                        ----------------------------------------
                                        Name:  Terry Feeney
                                        Title: Chief Operating Officer


                                        MILLENNIUM MANAGEMENT, L.L.C.

                                        By: /s/ Terry Feeney
                                        ----------------------------------------
                                        Name:  Terry Feeney
                                        Title: Chief Operating Officer


                                        /s/ Israel A. Englander by David Nolan
                                        pursuant to Power of Attorney filed with
                                        the SEC on June 6, 2005
                                        ----------------------------------------
                                        Israel A. Englander


                               Page 9 of 44 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value per share, of Dave & Buster's, Inc., a Missouri corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 13, 2005

                                        MILLENCO, L.P.


                                        By: Millennium Management, L.L.C.
                                        its general partner

                                        By: /s/ Terry Feeney
                                        ----------------------------------------
                                        Name:  Terry Feeney
                                        Title: Chief Operating Officer


                                        MILLENNIUM MANAGEMENT, L.L.C.

                                        By: /s/ Terry Feeney
                                        ----------------------------------------
                                        Name:  Terry Feeney
                                        Title: Chief Operating Officer


                                        /s/ Israel A. Englander by David Nolan
                                        pursuant to Power of Attorney filed with
                                        the SEC on June 6, 2005
                                        ----------------------------------------
                                        Israel A. Englander


                              Page 10 of 44 Pages

                                   Schedule A

Transactions in the Common Stock During the Past 60 Days:

----------------------------------------------------
     Date of     Quantity Purchased  Price Per Share
   Transaction         (Sold)
----------------------------------------------------
      12/15/2005                100           17.48
----------------------------------------------------
      12/15/2005                100           17.53
----------------------------------------------------
      12/15/2005                100           17.53
----------------------------------------------------
      12/15/2005                100           17.53
----------------------------------------------------
      12/15/2005                100           17.53
----------------------------------------------------
      12/15/2005                100           17.56
----------------------------------------------------
      12/15/2005                100           17.59
----------------------------------------------------
      12/15/2005                100            17.6
----------------------------------------------------
      12/15/2005                100           17.61
----------------------------------------------------
      12/15/2005                100           17.61
----------------------------------------------------
      12/15/2005                100           17.62
----------------------------------------------------
      12/15/2005                100           17.62
----------------------------------------------------
      12/15/2005                100           17.62
----------------------------------------------------
      12/15/2005                100           17.62
----------------------------------------------------
      12/15/2005                100           17.62
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.63
----------------------------------------------------
      12/15/2005                100           17.64
----------------------------------------------------
      12/15/2005                100           17.64
----------------------------------------------------
      12/15/2005                100           17.64
----------------------------------------------------
      12/15/2005                100           17.64
----------------------------------------------------
      12/15/2005                100           17.64
----------------------------------------------------
      12/15/2005                100           17.68
----------------------------------------------------
      12/15/2005                100           17.68
----------------------------------------------------
      12/15/2005                100           17.68
----------------------------------------------------
      12/15/2005                100           17.68
----------------------------------------------------
      12/15/2005                100            17.7
----------------------------------------------------
      12/15/2005                200            17.6
----------------------------------------------------
      12/15/2005              -1100            17.6
----------------------------------------------------
      12/15/2005               -500           17.57
----------------------------------------------------
      12/15/2005               -400            17.6
----------------------------------------------------
      12/15/2005               -400           17.64
----------------------------------------------------
      12/15/2005               -200           17.57
----------------------------------------------------
      12/15/2005               -200           17.57
----------------------------------------------------
      12/15/2005               -200           17.64
----------------------------------------------------
      12/15/2005               -200           17.64
----------------------------------------------------
      12/15/2005               -100           17.57
----------------------------------------------------
      12/15/2005               -100           17.57
----------------------------------------------------
      12/15/2005               -100           17.57
----------------------------------------------------
      12/15/2005               -100           17.57
----------------------------------------------------
      12/15/2005               -100           17.57
----------------------------------------------------
      12/15/2005               -100           17.57
----------------------------------------------------
      12/15/2005               -100           17.57
----------------------------------------------------
      12/15/2005               -100            17.6
----------------------------------------------------
      12/15/2005               -100           17.61
----------------------------------------------------


                              Page 11 of 44 Pages

      12/15/2005               -100           17.61
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.64
----------------------------------------------------
      12/15/2005               -100           17.68
----------------------------------------------------
      12/15/2005               -100           17.68
----------------------------------------------------
      12/15/2005               -100           17.68
----------------------------------------------------
      12/15/2005               -100           17.68
----------------------------------------------------
      12/15/2005               -100           17.68
----------------------------------------------------
      12/15/2005               -100           17.68
----------------------------------------------------
      12/15/2005               -100            17.7
----------------------------------------------------
      12/15/2005               -100            17.7
----------------------------------------------------
      12/15/2005               -100            17.7
----------------------------------------------------
      12/15/2005               -100            17.7
----------------------------------------------------
      12/15/2005                100            17.6
----------------------------------------------------
      12/15/2005                100           17.61
----------------------------------------------------
      12/15/2005               -200            17.5
----------------------------------------------------
      12/15/2005               -200           17.52
----------------------------------------------------
      12/15/2005               -100            17.5
----------------------------------------------------
      12/15/2005               -100           17.52
----------------------------------------------------
      12/15/2005               -100           17.53
----------------------------------------------------
      12/15/2005               -100           17.53
----------------------------------------------------
      12/15/2005               -100           17.53
----------------------------------------------------
      12/15/2005               -100           17.53
----------------------------------------------------
      12/15/2005               -100           17.53
----------------------------------------------------
      12/15/2005               -100           17.54
----------------------------------------------------
      12/15/2005               -100           17.55
----------------------------------------------------
      12/15/2005               -100           17.55
----------------------------------------------------
      12/15/2005               -100           17.56
----------------------------------------------------
      12/15/2005               -100           17.59
----------------------------------------------------
      12/15/2005               -100           17.53
----------------------------------------------------
      12/15/2005               -100           17.54
----------------------------------------------------
      12/15/2005               -100           17.59
----------------------------------------------------
      12/15/2005               -100           17.62
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.63
----------------------------------------------------
      12/15/2005               -100           17.69
----------------------------------------------------
      12/15/2005               -100           17.75
----------------------------------------------------
      12/16/2005                100           17.55
----------------------------------------------------
      12/16/2005              -2700         17.6539
----------------------------------------------------
      12/16/2005               -200           17.53
----------------------------------------------------
      12/16/2005               -100           17.53
----------------------------------------------------
      12/16/2005               -100           17.53
----------------------------------------------------
      12/16/2005               -100           17.53
----------------------------------------------------
      12/16/2005               -100           17.53
----------------------------------------------------
      12/16/2005               -100           17.53
----------------------------------------------------
      12/16/2005               -100           17.53
----------------------------------------------------
      12/16/2005               -100           17.53
----------------------------------------------------
      12/16/2005               -100           17.53
----------------------------------------------------
      12/16/2005               -100           17.54
----------------------------------------------------
      12/16/2005               -100           17.54
----------------------------------------------------
      12/16/2005               -100           17.54
----------------------------------------------------
      12/16/2005               -100           17.54
----------------------------------------------------
      12/16/2005               -100           17.54
----------------------------------------------------


                              Page 12 of 44 Pages

      12/16/2005               -100           17.55
----------------------------------------------------
      12/16/2005               -100           17.55
----------------------------------------------------
      12/16/2005               -100           17.55
----------------------------------------------------
      12/16/2005               -100           17.55
----------------------------------------------------
      12/16/2005               -100           17.55
----------------------------------------------------
      12/16/2005               -100           17.55
----------------------------------------------------
      12/16/2005               -100           17.55
----------------------------------------------------
      12/16/2005               -100           17.56
----------------------------------------------------
      12/16/2005               -100           17.56
----------------------------------------------------
      12/16/2005               -100           17.58
----------------------------------------------------
      12/16/2005               -100           17.59
----------------------------------------------------
      12/16/2005                100           17.52
----------------------------------------------------
      12/16/2005                100           17.52
----------------------------------------------------
      12/16/2005                100           17.53
----------------------------------------------------
      12/16/2005                100           17.53
----------------------------------------------------
      12/16/2005                100           17.54
----------------------------------------------------
      12/16/2005                100           17.56
----------------------------------------------------
      12/16/2005                100            17.5
----------------------------------------------------
      12/16/2005                200            17.5
----------------------------------------------------
      12/16/2005                200            17.5
----------------------------------------------------
      12/16/2005                200            17.5
----------------------------------------------------
      12/16/2005                300            17.5
----------------------------------------------------
      12/16/2005               -100           17.55
----------------------------------------------------
      12/16/2005               -100           17.58
----------------------------------------------------
      12/16/2005               -100           17.59
----------------------------------------------------
      12/16/2005               -100            17.6
----------------------------------------------------
      12/19/2005              -2200         17.5489
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
      12/19/2005               -100           17.55
----------------------------------------------------
      12/19/2005               -100           17.55
----------------------------------------------------
      12/19/2005               -200           17.54
----------------------------------------------------
      12/19/2005               -200           17.54
----------------------------------------------------
      12/19/2005               -200           17.54
----------------------------------------------------
      12/19/2005               -200           17.56
----------------------------------------------------
      12/19/2005               -100           17.53
----------------------------------------------------
      12/19/2005               -100           17.54
----------------------------------------------------
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                              Page 13 of 44 Pages
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                              Page 14 of 44 Pages
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                              Page 15 of 44 Pages
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                              Page 16 of 44 Pages
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                              Page 17 of 44 Pages
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                              Page 18 of 44 Pages
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                              Page 19 of 44 Pages
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                              Page 21 of 44 Pages

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                              Page 22 of 44 Pages
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                              Page 23 of 44 Pages
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                              Page 24 of 44 Pages
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                              Page 25 of 44 Pages
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                              Page 26 of 44 Pages
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                              Page 27 of 44 Pages
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                              Page 28 of 44 Pages
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                              Page 30 of 44 Pages
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                              Page 31 of 44 Pages
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                              Page 32 of 44 Pages
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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       1/25/2006                100           17.84
----------------------------------------------------
       1/25/2006                100           17.86
----------------------------------------------------
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----------------------------------------------------


                              Page 37 of 44 Pages

       1/25/2006                100           17.89
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
       1/25/2006                100            17.9
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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       1/25/2006                100            17.9
----------------------------------------------------
       1/25/2006               8700           17.85
----------------------------------------------------
       1/25/2006             100000         17.8789
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
       1/25/2006               1000           17.88
----------------------------------------------------
       1/25/2006               9000           17.88
----------------------------------------------------
       1/26/2006                100           17.92
----------------------------------------------------
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       1/26/2006               -100            17.9
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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                              Page 38 of 44 Pages

       1/26/2006                200           17.89
----------------------------------------------------
       1/26/2006               2400         17.9027
----------------------------------------------------
       1/27/2006                100           17.92
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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       1/27/2006                  8           17.91
----------------------------------------------------
       1/30/2006                100           17.91
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----------------------------------------------------
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----------------------------------------------------
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        2/1/2006                100            17.9
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------


                              Page 39 of 44 Pages

        2/2/2006                100            17.9
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
        2/3/2006                100           18.27
----------------------------------------------------
        2/3/2006                600           18.28
----------------------------------------------------
        2/3/2006              -1400            18.2
----------------------------------------------------
        2/3/2006               -600            18.3
----------------------------------------------------
        2/3/2006               -400           18.24
----------------------------------------------------
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----------------------------------------------------
        2/3/2006               -300           18.22
----------------------------------------------------
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----------------------------------------------------
        2/3/2006               -300            18.3
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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                              Page 40 of 44 Pages

        2/3/2006               -100           18.28
----------------------------------------------------
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        2/3/2006               -100            18.3
----------------------------------------------------
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        2/3/2006               -100           18.31
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
        2/3/2006              -9800            18.2
----------------------------------------------------
        2/3/2006              -2400            18.2
----------------------------------------------------
        2/3/2006              -2400            18.2
----------------------------------------------------


                              Page 41 of 44 Pages

        2/3/2006              -1900            18.2
----------------------------------------------------
        2/3/2006              -1600            18.2
----------------------------------------------------
        2/3/2006               -900           18.21
----------------------------------------------------
        2/3/2006               -700           18.21
----------------------------------------------------
        2/3/2006               -600            18.2
----------------------------------------------------
        2/3/2006               -400           18.21
----------------------------------------------------
        2/3/2006               -300            18.2
----------------------------------------------------
        2/3/2006               -300           18.21
----------------------------------------------------
        2/3/2006               -200           18.21
----------------------------------------------------
        2/3/2006               -200           18.21
----------------------------------------------------
        2/3/2006               -200           18.23
----------------------------------------------------
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----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100           18.23
----------------------------------------------------
        2/3/2006               -100           18.23
----------------------------------------------------
        2/3/2006              -2400            18.2
----------------------------------------------------
        2/3/2006              -2400            18.2
----------------------------------------------------
        2/3/2006              -2300            18.2
----------------------------------------------------
        2/3/2006              -2300            18.2
----------------------------------------------------
        2/3/2006              -2100           18.17
----------------------------------------------------
        2/3/2006              -2100            18.2
----------------------------------------------------
        2/3/2006              -2000           18.17
----------------------------------------------------
        2/3/2006              -1900            18.2
----------------------------------------------------
        2/3/2006              -1400            18.2
----------------------------------------------------
        2/3/2006               -700            18.2
----------------------------------------------------
        2/3/2006               -500           18.17
----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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----------------------------------------------------
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                              Page 42 of 44 Pages

        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006               -100            18.2
----------------------------------------------------
        2/3/2006              15000         18.1563
----------------------------------------------------
        2/6/2006                100           18.33
----------------------------------------------------
        2/6/2006                100           18.33
----------------------------------------------------
        2/6/2006                100           18.33
----------------------------------------------------
        2/6/2006                100           18.33
----------------------------------------------------
        2/6/2006               -200           18.34
----------------------------------------------------
        2/6/2006               -200           18.35
----------------------------------------------------
        2/6/2006                100           18.24
----------------------------------------------------
        2/7/2006                100           18.23
----------------------------------------------------
        2/7/2006                100           18.23
----------------------------------------------------
        2/7/2006                100           18.24
----------------------------------------------------
        2/7/2006                100           18.25
----------------------------------------------------
        2/7/2006                100           18.28
----------------------------------------------------
        2/7/2006                500           18.21
----------------------------------------------------
        2/8/2006                100           18.16
----------------------------------------------------
        2/8/2006                100            18.2
----------------------------------------------------
        2/8/2006                100           18.21
----------------------------------------------------
        2/8/2006               5000         18.1499
----------------------------------------------------
        2/9/2006               -200           18.17
----------------------------------------------------
        2/9/2006               -100           18.12
----------------------------------------------------
        2/9/2006               -100           18.13
----------------------------------------------------
        2/9/2006               -100           18.13
----------------------------------------------------
        2/9/2006               -100           18.14
----------------------------------------------------
        2/9/2006               -100           18.17
----------------------------------------------------
        2/9/2006               -100           18.17
----------------------------------------------------
        2/9/2006                100           18.17
----------------------------------------------------
       2/10/2006                100           18.06
----------------------------------------------------
       2/10/2006                100           18.07
----------------------------------------------------
       2/10/2006                100           18.11
----------------------------------------------------
       2/10/2006                100           18.18
----------------------------------------------------
       2/10/2006                200           18.07
----------------------------------------------------
       2/10/2006               -100           18.14
----------------------------------------------------
       2/10/2006                100           18.18
----------------------------------------------------
       2/10/2006               2600          18.057
----------------------------------------------------
       2/10/2006              50000           18.25
----------------------------------------------------
       2/10/2006                100           18.12
----------------------------------------------------
       2/10/2006                100           18.12
----------------------------------------------------
       2/10/2006                400           18.15
----------------------------------------------------
       2/10/2006                400           18.15
----------------------------------------------------
       2/10/2006               2600          18.057
----------------------------------------------------
       2/13/2006                400           18.18
----------------------------------------------------
       2/13/2006                600           18.18
----------------------------------------------------
       2/13/2006                200           18.18
----------------------------------------------------
       2/13/2006              50000         18.2447
----------------------------------------------------


                              Page 43 of 44 Pages

Note: (i) All such transactions were effected by Millenco; and (ii) some of the sales listed above were short sales.


                              Page 44 of 44 Pages